Exhibit 99.1

       CROSSTEX ANNOUNCES CONTINUED GROWTH IN DIVIDENDS AND DISTRIBUTIONS;
               COMPANY TO ANNOUNCE SECOND QUARTER RESULTS AUGUST 4

DALLAS, July 22 /PRNewswire-FirstCall/ -- The Crosstex Energy companies, Crosstex Energy, L.P. (Nasdaq: XTEX) (the Partnership) and Crosstex Energy, Inc. (Nasdaq: XTXI) (the Corporation), today announced an increase in second quarter distributions and dividends as follows:

     * Quarterly distributions on the Partnership's common and subordinated units will increase from $0.46 per unit to $0.47 per unit, payable August 15 to unitholders of record on August 1.
     * Quarterly dividends on the Corporation's common stock will increase from $0.41 per share to $0.43 per share, payable August 15 to stockholders of record on August 1.

The companies have increased distributions and dividends every quarter since the initial public offering of each company.

The Crosstex Energy companies will hold their quarterly conference call to discuss second quarter results on Thursday, August 4, at 10:00 am Central Time (11:00 am Eastern Time). The dial-in number for the call is 866-831-6234, passcode Crosstex. A live Webcast of the call can be accessed on the investor relations page of Crosstex Energy's Website at http://www.crosstexenergy.com . The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 38739179, or by going to the investor relations events page of the Company's Website.

About the Crosstex Energy Companies

Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, owns over 4,500 miles of pipeline, five processing plants, 140 natural gas amine treating plants and 23 dew point suppression plants. Crosstex currently provides services for approximately 1.9 BCF/day of natural gas.

Crosstex Energy, Inc. owns the general partner, a 54 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com .

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein constitute forward-looking statements. Although the companies believe that the expectations reflected in the forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct.

     Contact: Barry E. Davis, President and Chief Executive Officer William W.
              Davis, Executive V.P. and Chief Financial Officer
     Phone:   (214) 953-9500

/CONTACT: Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive V.P. and Chief Financial Officer, both of Crosstex Energy, L.P. and Crosstex Energy, Inc., +1-214-953-9500/ /Web site:
http://www.crosstexenergy.com /